For Immediate Release:  Financial and Business Editor . . . May 7, 2007

The Bank Holdings Reports Substantial First Quarter Earnings Increase

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (also doing business as Silverado Bank in California) and its “1031” companies (Granite Exchange and Rocky Mountain Exchange) today announced continued growth over the previous year and consolidated results of operations for the quarter ended March 31, 2007. Net income of $457,000 was reported for the first quarter of 2007, as compared to a loss of $24,000 for the same period of 2006. The year-to-date results reflect other non-recurring costs including a downward adjustment of $274,000 in previous income in the “1031” division due to transaction misstatements and approximately $150,000 of carryover costs related to the acquisition of Northern Nevada Bank. Furthermore, the pattern of a slow first quarter is one that the Company has experienced for each of the last four years.

Diluted earnings per share for the first quarter of 2007 were $0.08, as compared to a loss of $0.01 per share for the first quarter of 2006, based on 6,002,124 average diluted shares outstanding at March 31, 2007 and 3,548,685 for the same period of the prior year. The increase in shares is attributable to the exercise of warrants between March and June of 2006, the private placement of August 2006, the issuance of stock in the acquisition of NNB Holdings and its subsidiary Northern Nevada Bank (“NNB”) during November of 2006, and the 5% stock dividend paid in March 2007. Return on average assets was 0.28% and return on average equity was 2.53% for the first quarter of 2007, as compared to (0.03%) and (0.34%) for the first quarter of 2006.

Total assets were $647 million at March 31, 2007, as compared to $651 million at December 31, 2006 and $401 million at March 31, 2006. Between March 2006 and March 2007, approximately $150 million in total assets were added with the acquisition of NNB in November 2006. Had these assets not been included, total assets would have increased approximately $96 million or about 17% over the year since March of 2006. Gross loan totals were $464 million at both March 31, 2007 and December 31, 2006, as compared to $274 million at March 31, 2006. The year-over-year loan growth, including $120 million of NNB loans, was about $70 million or 18%. Deposits at March 31, 2007 were $515 million, as compared to $497 million at December 31, 2006 and $317 million at March 31, 2006. Exclusive of the $126 million in deposits from the acquisition of NNB, deposits grew approximately $72 million or 16%.

Comparing the first quarter of 2007 to the same period of the previous year, interest income was $11 million, as compared to $6 million and net interest income was $5 million, as compared to $3 million. The provision for loan losses was $180,000, as compared to $473,000. Non-interest income was $377,000 for the first quarter of 2007, as compared to $221,000 for the same period of the prior year while non-interest expenses are $4.9 million as compared to $2.9 million for the first quarter of 2006. The Company had a tax loss carry-forward in the first quarter of 2006 but is a fully taxable entity at the current time; as a result, the Company recognized a tax provision of $226,000 for the first quarter of 2007, as compared to a provision of $7,000 for the first quarter of 2006. Earnings of $457,000 are reported for the three months ended March 31, 2007, as compared to a loss of $24,000 for the first quarter of 2006. The effect of the share-based payment calculation, or FAS 123®, was an expense of $179,000 for the first quarter of 2007, as compared to $393,000 for the first quarter of 2006.

During the first quarter of 2007, the Company adopted SFAS 159 and 157 pursuant to its understanding of key elements on the early adoption of these fair value accounting standards and after discussion with its Audit Committee and independent public accounting firm. The Company purchased the government guaranteed portion of certain SBA and USDA loans for its loan portfolio during late 2003 and early 2004 and has now reduced the carrying value of these assets to current fair market value. The Company believes this action conforms to the accounting principles known at this time. The total dollar volume of restructured assets was approximately $14.4 million with a fair value of $13.7 million. Earnings for the first quarter of 2007 include a gain of approximately $45,000 as of March 31, 2007 on the early adoption of these accounting statements. Early adoption was undertaken to reduce the potential volatility in earnings, enhance liquidity, streamline accounting, improve the Company’s net interest margin and reduce interest rate risk exposure

Hal Giomi, Chief Executive Officer stated, “After our successful acquisition of Northern Nevada Bank late last year, we are slightly modifying our business strategy to a more measured pace of growth and enhanced internal execution. We have recently initiated new deposit acquisition strategies and we are expecting our Silverado Branch in Rancho Cordova, California to make a strong contribution to this effort. We have experienced our first charge-offs after five full years of operation and while our loan losses year-to-date are only $133,000, we are mindful of a slowing economy and the chaotic real estate market. This has affected our “1031” division, with transactions down 43% from last year, and lower interest income on deposits placed at other banks as well as fee income. Although our margins for the first quarter of 2007 are up from the first quarter of 2006, they are slightly down from the net interest margin reported for the full year results of 2006 and reflect the continuing pressure on margins. We continually look to new initiatives to improve operating efficiencies. The first quarter has historically been challenging, and we anticipate doing better as the year unfolds.”

ACTIVITIES
The first quarter has been devoted to the data, operational and staff integration of the former NNB group, as well as implementing new reporting guidelines for annual reports on Forms 10-K and 14A, commonly called annual reports and proxy statements, and finishing the activities surrounding the opening of our newest branch office. When the Rancho Cordova office opens later this month, the Bank will have a total of eight branches in two states. During this quarter last year, the Company was completing the acquisition of two “1031” companies and opening its fifth branch office in Sparks, Nevada.

FINANCIAL PERFORMANCE
Since Year End 2006
Total assets are down less than one percent from the end of the year, while gross loans increased less than one percent. Deposits grew a modest $17 million or 4%, which facilitated the reduction of $24 million in borrowed funds.

Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended March 31, 2007 were $457,000, as compared to the unaudited loss for the quarter ended March 31, 2006 of $24,000. In the first quarter of 2007, net interest income before the provision for loan losses was $5.4 million, which represents an approximate 73% increase from the $3.1 million reported for the same period in 2006. The increase in the loan loss reserve demonstrates the continued expansion of the loan portfolio in the year-over-year period with approximately $120 million from the acquisition of NNB. The ratio of average gross loans to average total assets for the quarters ended March 31, 2007 and 2006 was 71% and 68%, respectively.

Non-interest income for the quarter ended March 31, 2007 was $377,000, as compared to $221,000 for the same period in 2006. At March 31, 2007, first quarter non-interest expenses were $4.9 million, as compared to $2.9 million for the same period in 2006. At March 31, 2007 the Bank operated seven branches, with 110 FTE while on the same date in 2006, the Bank had five branches with 62 FTE. Two branches and 35 FTE were as a result of the November, 2006 acquisition of Northern Nevada Bank. In addition, the “1031” companies currently operate two office locations with thirteen FTE and the holding company has three FTE for a total of 126 FTE.

The provision for probable loan losses was $180,000 for the three months ended March 31, 2007 and $473,000 for the same period in 2006, while the provision for undisbursed loan commitments was a reversal of $38,000 in the first quarter of 2007 and an expense of $11,000 for the first quarter of 2006. During the first quarter of 2007, a substantial volume of undisbursed loan commitments was drawn under previously existing loan arrangements, mitigating loan pay-offs that were experienced.

Basic earnings per share for the quarter ended March 31, 2007 were $0.08, as compared to ($0.01) for the same period of the prior year. Quarterly return on average equity was 2.53% and return on average assets was 0.28% for 2007, as compared to (0.34%) and (0.03%) respectively for the first quarter of 2006.

CREDIT QUALITY
At March 31, 2007 the Bank had $913,000 in non-performing assets, while it had no non- performing assets at March 31, 2006. The Bank is experiencing increased delinquencies and problem loans as identified by its highly effective credit review process, but the increases are not unexpected with general economic conditions in our markets and they are still well below normal peer group measures. In addition, management believes that the potential for loss is minimal, since three of these reported non-performing assets totaling approximately $750,000 are government guaranteed. Furthermore, the Bank does not make sub-prime residential real estate loans and has not been affected by the rising delinquencies and defaults in that category.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “We expect moderate loan growth during 2007, which we anticipate will be supported by a restructured liability side of the balance sheet. With current plans, we anticipate significantly increased core earnings when 2007 is compared to 2006. As with most other financial services firms, the Company continues to face pressures on net interest margins and is determined to increase its core demand deposit funding levels. We are currently contending with a deposit mix skewed toward higher cost money markets and certificates of deposit, and this quarter we had little change in non-interest income. These banking pressures coupled with a 43% decline in “1031” activity, brought about by the nationwide real estate downturn, have caused first quarter results to be less than anticipated for the Company.”

About The Bank Holdings
The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $69 million and operates seven branches; six in northern Nevada, and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in Rancho Cordova, California is scheduled to open during May 2007. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana and Granite Exchange in Roseville, California. For additional information, please visit www.nevadasecuritybank.com., www.silveradobank.com, www.ges1031.com, and www.rockymountainexchange.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings or www.thebankholdings.com
Nevada Security Bank or www.nevadasecuritybank.com
Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada
Phone:  775-853-8600
FAX:    775-853-2056

Summary Selected Consolidated
Financial Data
	Quarter Ended	Quarter Ended March	Year Ended
	March 31, 2007	31, 2006	December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$11,387	$6,184	$31,039
Interest expense	5,992	3,067	15,083

Net interest income	5,395	3,117	15,956
Provision for loan losses	180	473	771
Non — interest income	377	221	1,682
Non — interest expenses	4,933	2,882	13,582
Attributable to minority shareholders	(24)	—	127
Provision for income taxes	226	7	1,075

Net income	$457	$(24)	$2,083

Period End Data
Assets	647,418	400,986	651,540
Loans, gross	464,253	273,735	463,859
Securities, HTM and AFS	90,544	91,369	92,927
Deposits	514,841	317,203	496,997
Other borrowed funds	36,384	50,681	60,149
Shareholders’ equity	73,778	29,264	73,568
Average Balance Sheet
Assets	660,874	378,187	452,179
Loans, gross	469,549	258,086	308,411
Securities	92,966	87,806	91,736
Deposits	511,910	318,914	359,932
Shareholders’ equity	73,398	28,819	41,256
Asset Quality
Non-performing assets (1)	913	—	549
Allowance for loan losses	5,502	3,128	5,430
Net charge-offs	133	—	—
Non-performing assets to total assets	0.14%	—	0.08%
Allowance for loan losses to loans	1.19%	1.14%	1.17%
Net Charge-offs to average loans	0.03%	—	—
Per Common Share (3)
Basic income per share	0.08	(0.01)	0.51
Diluted income per share	0.08	(0.01)	0.49
Book value per share	12.65	8.90	12.62
Period end common shares outstanding	5,831,099	3,290,229	5,831,099
Weighted average shares outstanding -basic	5,831,099	3,281,171	4,117,351
Weighted average shares outstanding -diluted	6,002,124	3,548,685	4,290,122
Financial Ratios
Return on average assets	0.28%	(0.03)%	0.46%
Return on average equity	2.53%	(0.34)%	5.05%
Net interest margin (2)	3.72%	3.48%	3.81%

(1) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Adjusted for stock dividend of February 15, 2007.